Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

March 1, 2012	CLIENT/MATTER NUMBER 041515-0197

Johnson Controls, Inc.

5757 North Green Bay Avenue

Milwaukee, Wisconsin 53209

Ladies and Gentlemen:

We have acted as counsel for Johnson Controls, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-179613) (the “Registration Statement”), including the prospectus constituting a part thereof, dated February 22, 2012, and the final supplement to the prospectus, dated February 27, 2012 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the remarketing of the Company’s 11.50% Subordinated Notes due 2042 (CUSIP 478366 AT4), which series will be designated the Company’s 2.355% Senior Notes due 2017 (CUSIP 478373 AA1) following the Remarketing (each, a “Remarketed Note,” and collectively, the “Remarketed Notes”). Following the Remarketing, the Remarketed Notes will be issued pursuant to the Indenture, dated as of March 16, 2009, as amended and supplemented by the Supplemental Indenture No. 1, dated as of March 16, 2009, and the Supplemental Indenture No. 2, dated as of the date hereof (such Indenture, as amended and supplemented, the “Indenture”), in each case between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

As counsel to the Company in connection with the remarketing of the Remarketed Notes, we have examined or are otherwise familiar with (i) the Restated Articles of Incorporation of the Company; (ii) the By-Laws of the Company, as amended to date; (iii) the Registration Statement, including the Prospectus and exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (iv) the Indenture; and (v) such other documents, records and instruments as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and the other matters set forth herein, assuming that (i) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee and (ii) the Notes have been duly authenticated by the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Securities, when delivered by the Company in the manner and for the consideration contemplated by

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Johnson Controls, Inc.

March 1, 2012

the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the reference to our firm therein. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP